NEWS RELEASE

CONTACT: Jerry Sleve

Vice President - Administration

Phone: (607) 936-3758 ext. 223

Fax: (607) 962-2844

Date: August 20, 2010

FOR IMMEDIATE RELEASE

Corning Natural Gas Receives Order under Section 70 of the NY Public Service Law Approving Participation of 10% Shareholders in Subscription Rights Offering

Corning, N.Y. (Friday, August 20, 2010) - Corning Natural Gas Corporation (OTCBB:CNIG), ("Corning") a natural gas distribution company headquartered in Corning, NY, announced that the New York State Public Service Commission has issued an Order that allows current shareholders who own ten percent or more of Corning Natural Gas Company's stock to participate in its subscription rights offering. Corning shareholders of record on July 19, 2010 were granted the right to acquire one additional share of Corning Natural Gas stock for each ten shares they held at a purchase price of $18.00 per share. This Rights Offering expires on August 27, 2010 at 5:00 PM. If fully subscribed, the Rights Offering would increase equity by nearly $1.9 million. Proceeds from the Rights Offering will be used primarily to fund major expansion projects. Corning cannot predict what portion of the rights will be exercised. Under 2009 amendments to the NY Public Service Law, prior approval of the NY Public Service Commission was required for participation by holders of 10% or more of Corning's common stock. The offer and sale of Corning's common stock in the Rights Offering may only be made by the prospectus, dated July 9, 2010, as supplemented, filed with the U.S. Securities and Exchange Commission.

Forward-Looking Statements

This press release may contain statements that, to the extent they are not recitations of historical facts, constitute "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995 (Reform Act). All such forward-looking statements are intended to be subject to the safe harbor protection provided by the Reform Act. A number of important factors affecting Corning's business and financial results could cause actual results to differ materially from those stated in the forward-looking statements.

About Corning Natural Gas

Corning Natural Gas Corporation, headquartered in Corning, New York, was incorporated in 1904. Corning is a local distribution company (LDC) that provides natural gas service to approximately 15,000 customers through over 400 miles of pipeline in the Southern Tier and Central regions of New York State.